Exhibit 10.2

[Free English Translation Final Spanish Version]

ASSIGNMENT OF CREDITS

LIBERTY COMUNICACIONES DE CHILE UNO LIMITADA

TO

VTR GLOBAL COM S.A.

In Santiago, Chile, this 13 day of April of 2005, between: a) Liberty Comunicaciones de Chile Uno, Ltda., Tax ID No. 78.525.330-2, hereinafter “Uno” or the “Assignor”, duly represented by Mr. Max Letelier Bomchil, [ID card No.], all domiciled at Avenida Isidora Goyenechea N°3.120, 3trh floor, municipal district of Las Condes, Santiago; y b) VTR GlobalCom S.A., Tax ID No. 78.452.650-K, hereinafter “VTR” or the “Assignee”, duly represented by Mr. Rodrigo Castillo Murillo, [ID card No.], all domiciled at Reyes Lavalle 3340, 9th floor, municipal district of Las Condes, Santiago, it has been agreed to enter into this assignment agreement (the “Agreement”):

FIRST: Precedents.

a)                                     By private documents, dated April 19, 2004, June 14, 2004 and December 16, 2004, formally registered in the Notarial Office of Santiago of Mr. Patricio Raby Benavente on May 3, 2004, June 18, 2004, and January 7, 2005, respectfully (hereinafter the  “Acknowledgments of Debt”), Metrópolis recognized to owe Uno certain sums of money that, in the aggregate, amount to a total of $5,950,000,000 (five thousand nine hundred and fifty million pesos), payable in the form stipulated in the before mentioned documents.

b)                                    By private document dated April 13, 2005 (hereinafter the “New Acknowledgment of Debt”), Metrópolis recognized to owe Uno the total amount of $6.060.758.500 (six thousand sixty million seven hundred fifty eight thousand and five hundred pesos), corresponding to the total amount of principal and accrued interests under the credits referred to in the preceding letter (hereinafter the “Credits”). The payment of the Credits is completely outstanding to this date.

SECOND: Assignment of the Credits. By the present instrument, Uno sells, assigns and transfers to VTR, who buys and acquires, all the Credits in their entirety, which Uno maintains to this date against Metrópolis for the total amount specified in letter b) of the preceding Article First.

THIRD: Price of the Assignment. The aggregate price of the assignment of the Credits, which are assigned and sold to VTR, is the amount of US$12,789,295.23 (Twelve million seven hundred eighty-nine thousand two hundred ninety-five Dollars and twenty three cents) (hereinafter, the “Assignment Price”), amount that the Assignee agrees to pay in the term, form and conditions indicated in the following Article Fourth. For purposes of this Agreement, “Dollars” shall mean dollars of the United States of America (hereinafter “Dollars”).

FOURTH: Terms of Payment.

1) Payment of the Assignment Price.  Assignee shall duly and punctually pay to Assignor in full the Assignment Price, amounting to the sum of US$12,789,295.23 (Twelve million seven hundred eighty-nine thousand two hundred ninety-five Dollars and twenty three cents), no later than 10:00 a.m., New York time, on April 13, 2009, at the place and in the manner set out herein.  Except as set out in the following sentence, the obligation to pay the Assignment Price shall not bear interest.  Notwithstanding the foregoing sentence to the contrary, upon the occurrence and during the continuance of an Event of Default (as defined below), Assignee shall pay to Assignor interest (“Default Interest”) at the Default Rate (as defined below) on any Assignment Price outstanding.  In the case of an Event of Default, any Assignment Price outstanding plus any Default Interest due and owing at the Default Rate shall be payable on the demand of Assignor.  “Default Rate” shall mean the lesser of a) 8% per annum and b) the maximum rate allowable under applicable law.  Default Interest on the Assignment Price shall be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that Assignee is required by applicable law to deduct or withhold any taxes from any Default Interest payable under this Agreement, Assignee shall promptly pay Assignor such additional amounts as may be required, after the deduction or withholding of such taxes, to enable Assignor to receive from Assignee, on the due date thereof, an amount equal to the full amount stated to be payable to Assignee as Default Interest.

2) Payment Terms.  All payments of the Assignment Price, Default Interest and other amounts to be made by Assignee under this instrument shall be paid in immediately available funds, in Dollars, without set off, counterclaim, withholding or deduction of any kind whatsoever, except to the extent required by applicable Law or as specifically provided herein, by deposit in the account specified by Assignor in a written notice delivered to Assignee or by delivery to Assignor at Assignor’s address indicated in this instrument, on or before the due date thereof.  Except to the extent otherwise expressly provided herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case and to the extent applicable be included in the computation of payment of Default Interest (for these purposes “Business Day” shall mean any day other than Saturday, Sunday, and a day on which banks in Denver, Colorado, U.S.A. or Santiago, Chile are required or permitted to close). All payments shall be applied first to the payment of Default Interest, if any, due and payable with respect to the Assignment Price; and then to the repayment of the aggregate unpaid amount of the Assignment Price due and payable.

3) Nature of Obligations; Subordination.  Assignee’s obligations to pay the Assignment Price, Default Interest and other amounts to be paid by Assignee under this instrument are general, unsecured obligations of Assignee that do and will rank pari passu with all other present or future general, unsecured obligations of Assignee. In connection with this instrument, Assignee, Assignor, and certain parties to the agreement named “Modificación y Reprogramación de Contratos de Préstamos, Contrato de Préstamo y Contrato de Apertura de Crédito” entered into by public dated April 13, 2005 in the Notarial Oficce of Santiago of Mr. Humberto Santelices Narducci, among VTR, Citibank, N.A., Agencia en Chile, as lender, administrative agent and collateral agent, Scotiabank Sudamericano y Banco BICE (hereinafter the “VTR Credit Agreement”) have or will enter into an agreement for the purposes of pledging and subordinating Assignee’s obligations to pay the Assignment Price, Default Interest, and other amounts to be paid by Assignee under this instrument to the obligations of Assignee under the VTR Credit Agreement on the terms set out in such agreement.

4) Prepayment. Assignee may prepay the outstanding Assignment Price in whole or in part at any time and from time to time. Upon any payment made to discharge the Assignment Price (any amount so paid, a “Voluntary Prepayment Amount”), the outstanding Assignment Price shall be reduced so that the outstanding Assignment Price immediately following the payment of such Voluntary Prepayment Amount is equal to the result obtained by subtracting 1) the quotient obtained by dividing the Voluntary Prepayment Amount paid by the Prepayment Percentage (as defined below) from 2) the outstanding Assignment Price immediately prior to the payment of such Voluntary Prepayment Amount. The applicable “Prepayment Percentage”, shall be the following: For any prepayment made on any day during the 12-month period commencing on April 13, 2005, 86.3838%; for any prepayment made on any day during the 12-month period commencing on April 13, 2006, 90.7029%; for any prepayment made on any day during the 12-month period commencing on April 13, 2007, 95.2381%; for any prepayment made on any day during the 12-month period commencing on April 13, 2008, 100%.

5) Events of Default.  The occurrence of any one or more of the following events or existence of one or more of the following conditions shall constitute an “Event of Default” under this instrument:  a) Assignee shall fail to pay on or before the due date therefor the Assignment Price; or b) Assignee or any of its subsidiaries (“filiales”) i) generally shall not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law related to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (except that any proceeding instituted against it shall not constitute an Event of Default if such proceeding has been dismissed within 60 days of the institution of such proceeding against it), or ii) shall take any action to authorize any of the actions set forth in clause i) herein.

7) Acceleration; Remedies Cumulative.  a) Upon the occurrence of an Event of Default set out under clause b) of paragraph 6) of this Article, and without any further action of Assignor, the Assignment Price shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Assignee.  Upon the occurrence of any other Event of Default hereunder, the Assignment Price shall, at the option of Assignor exercised by Assignor giving notice to Assignee of such exercise, become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Assignee.  In either case, Assignor may proceed with every remedy available at Law or in equity or provided for herein or in any document executed in connection herewith, and all expenses incurred by Assignor in connection with any remedy shall be deemed indebtedness of Assignee to Assignor and a part of the obligations owing by Assignee to Assignor hereunder.  b) No delay or failure of Assignor in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of the right by Assignor and no exercise or partial exercise or waiver of any right or remedy shall be deemed a waiver of any further exercise of such right or remedy or of any other right or remedy that Assignor may have.  The rights and remedies herein expressed are cumulative and not exclusive of any right or remedy that Assignor shall otherwise have.

8) Waiver of Resolutive Action (Acción Resolutoria). Notwithstanding the provisions of paragraph 7) of this Article Fourth, Assignor hereby waives any resolutive action (acción resolutoria) to which he may be otherwise entitled under this Agreement according to applicable Law.

FIFTH: Tradition and delivery of the titles. For the effects of what is established in Article 1901 of the Civil Code, Uno delivers in this act to VTR each one of the titles evidencing the Credits assigned by virtue of this Agreement; consisting in the copy of each and every one of the Acknowledgments of Debt individualized in letter a) of the preceding First Clause and copy of the Amendment Agreement individualized in letter b) of the later, to which VTR declares, by means of its representative, to receive them to its entire and total conformity and satisfaction, expressly evidencing through this act that from the date of this instrument, VTR is the sole and exclusive owner of the Credits.

SIXTH: Domicile and Jurisdiction. For all the legal purposes derived from the present instrument, the parties elect their domicile in the city and borough of Santiago.

SEVENTH: Dispute Resolution. Any controversy, claim, or dispute between the parties hereto that arises out of or relates to this instrument, including any claim or controversy relating to the interpretation, breach, termination, or invalidity of any provision hereof, will be exclusively and finally settled pursuant to and in accordance with the agreement named “Dispute Resolution Agreement”, entered into by private document in the English language dated as of the same date hereof among United Chile, Inc., United Chile Ventures, Inc., VTR, Cristalerías de Chile S.A., CristalChile Inversiones S.A. and Uno (the “Dispute Resolution Agreement”).

EIGHT: Exclusion of certain damages. In no event will any party of this Agreement be liable to any other party for such other party’s lost profits, loss of use, lost revenues, or other indirect, incidental, special, or consequential damages. Each party waives and relinquishes claims for such lost profits, loss of use, lost revenues, or other indirect, incidental, special, or consequential damages. Notwithstanding the foregoing, the preceding sentence will not affect the right of the Assignor to claim the payment of Default Interests to which he may be entitled under this Agreement.

NINTH. Expenses and Taxes. All costs, expenses, and taxes incurred in connection with this instrument and the transactions contemplated hereby will be borne by the party incurring such expense.

TENTH: Headings. The article and section headings of this instrument are for reference purposes only and are to be given no effect in the construction or interpretation of this instrument.

ELEVENTH: Governing Law. This instrument shall be governed by and construed in accordance with the Laws of Chile, without regard to principles governing conflicts of law.

TWELFTH: Amendment; Waiver. No provision of this instrument may be amended or modified except by an instrument or instruments in writing signed by the parties hereto and designated as an amendment or modification.  No provision of this instrument may be waived except by an instrument or instruments in writing signed by the parties granting such waiver and designated as a waiver.  No failure or delay by any party hereto in exercising any right, power, or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof or the exercise of any other right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy.  No waiver of any provision hereof will be construed as a waiver of any other provision.

THIRTEENTH. Copies. The present agreement is granted and signed in three copies of the same text and date, a copy remaining with each party, and the third copy being formally registered on this same date in the Notarial Office of Mr. José Mussalem Saffie.

LEGAL CAPACITIES: The legal capacity of Mr. Max Letelier Bomchil to act for Liberty Comunicaciones de Chile Uno Limitada is evidenced in an instrument of public record dated July 8, 1998, executed in the Notarial Office of Santiago or Mr. Iván Torrealba Acevedo. The legal capacity of Mr. Rodrigo Castillo Murillo to act for VTR is evidenced in an instrument of public record dated April 13, 2005, executed at the Santiago Notarial Office of Jose Musalem Saffie.

/s/ MAX LETELIER BOMCHIL
Max Letelier Bomchil
p.p. Liberty Comunicaciones de Chile Uno Limitada

/s/ RODRIGO CASTILLO MURILLO
Rodrigo Castillo Murillo
p.p. VTR Global Com S.A.